Contact: Debbie Lombardi GSC Group 973-593-5438 John Ferguson Morrow & Co., LLC 203-658-9400

Leading Independent Proxy Advisory Firms Recommend
that Stockholders of GSC Investment Corp. Vote “FOR” Proposals
Relating to Recapitalization Plan at July 30th Special Meeting

ISS and Glass Lewis Say Approval of All Proposals is in Stockholders’ Best Interests
__________________________________________

NEW YORK, NY. – (PR NEWSWIRE) – GSC Investment Corp. (NYSE: GNV) (“GNV” or the “Company”) announced today that the two major independent proxy advisory firms, ISS Proxy Advisory Services (“ISS”) and Glass Lewis have recommended that GNV’s stockholders vote “FOR” the proposal to approve the issuance of 9,868,422 shares of the Company’s common stock for an aggregate purchase price of approximately $15,000,000 at a price per share below the current net asset value per share of such stock and “FOR” the proposal to approve the Investment Advisory and Management Agreement, pursuant to which Saratoga Investment Advisors, LLC (“Saratoga”) would be appointed as the Company’s new investment adviser at GNV’s Special Meeting of Stockholders that will occur on July 30, 2010.

ISS and Glass Lewis are the leading independent proxy advisory firms and their voting analyses and recommendations are relied upon by major institutional investment funds, mutual funds and fiduciaries throughout the world.

In recommending that GNV stockholders support the proposals, ISS said:

“We note that the company and its advisors have conducted an extensive strategic review process to determine the most viable option for the company given its liquidity needs, lack of superior financial alternatives and the downside risk.”*

ISS also acknowledged that the recapitalization plan allows stockholders to participate in the future growth of the Company:

“[The recapitalization plan] would permit the company’s shareholders the greatest opportunity to participate in the company’s economic recovery on a post-transaction basis.”*

In its July 9th report Glass Lewis concluded that:

“…the Proposed Agreement (Proposal 2) is in the best interests of shareholders, who should directly benefit from the services and duties of Saratoga and the capital infusion provided by Saratoga Partners (Proposal 1).”*

GNV’s stockholders are encouraged to read the definitive proxy statement detailing the $55 million recapitalization plan of GSC Investment Corp. in its entirety as it provides, among other things, a comprehensive discussion of the process that led to the recapitalization plan.  GNV’s board of directors unanimously recommends that GNV’s stockholders vote “FOR” all proposals at the upcoming special meeting.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

NOT VOTING is the same as a NO VOTE

GNV urges stockholders to follow the ISS and Glass Lewis recommendations by voting “FOR” each of the proposals today.  Stockholders who have questions about the proposals or who need assistance voting their shares should contact the Company’s proxy solicitor, Morrow & Co., LLC, toll-free at (800) 607-0088 or (203) 658-9400 or by email at GSC@morrowco.com.  The proxy statement and other information relating to the recapitalization plan and special meeting are available at the SEC website (www.sec.gov) or under the Investor Relations section of the Company’s website at www.gscinvestmentcorp.com.

*Permission to use quotations from the ISS or Glass Lewis report was neither sought nor obtained.

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations.  It has elected to be treated as a business development company under the Investment Company Act of 1940.  The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies.  The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies.  GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV”.

About Saratoga Investment Advisors, LLC

Saratoga Investment Advisors, LLC is a New York-based investment firm formed to focus on credit driven strategies.  It is affiliated with Saratoga Partners, a leading middle-market private equity investment firm with $750 million of committed and invested institutional equity capital.  Saratoga Partners primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million, specializing in companies in manufacturing and business services.  It also has a successful record in special situations and distressed investing.  Since Saratoga was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 35 companies with an aggregate value of more than $3.7 billion.  It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG).  Saratoga is an alternative asset investment manager led by its Managing Directors, Christian Oberbeck, Richard Petrocelli and Charles Phillips.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including statements with regard to the proposed common Stock Purchase Agreement and other actions described in this press release.  Words such as “intends,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including the satisfaction of the conditions of the proposed transactions contemplated by the Stock Purchase Agreement, and other factors enumerated in the filings GSC Investment Corp. makes with the SEC.  GSC Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE RECAPITALIZATION PLAN AND WHERE TO FIND IT

A copy of the definitive proxy statement of the Company and other materials have been filed with the SEC.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTIONS.  Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov or under the Investor Relations section of the Company’s website at www.gscinvestmentcorp.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction.  Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s definitive proxy statement relating to the proposed transactions.